EXHIBIT 10.1

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) effective as of April 1, 2025, by and between MID-AMERICA APARTMENT COMMUNITIES, INC., a Tennessee corporation (the “Company”), and H. ERIC BOLTON (“Mr. Bolton”).

WITNESSETH:

WHEREAS, the Company and Mr. Bolton entered into that certain employment agreement between Mid-America Apartment Communities, Inc. and Mr. Bolton effective as of March 24, 2015 (the “Original Employment Agreement”);

WHEREAS, the Company and Mr. Bolton desire to enter into this Agreement which supersedes and replaces in its entirety the Original Employment Agreement;

WHEREAS, the Company desires to employ Mr. Bolton to serve as the Executive Chairman of the Company;

WHEREAS, to the extent this Agreement provides for any “deferred compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), the Agreement will be administered in compliance with Code Section 409A and the regulations promulgated thereunder; and

WHEREAS, the Company and Mr. Bolton each deem it necessary and desirable to execute a written document setting forth the terms and conditions of said relationship.

NOW, THEREFORE, in consideration of the premises and mutual obligations hereinafter set forth the parties agree as follows:

Definitions. For purposes of this Agreement, the following terms shall have the following definitions:

“Agreement” has the meaning set forth in the preamble above.

“Award” shall have the meaning ascribed to any award under any Award Plan.

“Award Plans” means all stock option, incentive compensation, profit participation, bonus or extra compensation plans that are adopted by the Company and in which the Company’s employees of the same level as Mr. Bolton are entitled to participate.

“Base Salary” means the annual salary to be paid to Mr. Bolton as set forth in Section 4(a) of this Agreement.

“Benefit Plans” means each and every health, life, medical, dental, disability, insurance and welfare plan maintained by the Company for the benefit of Mr. Bolton or the employees of the Company generally, provided that Mr. Bolton is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to participants therein.

“Board” means the Board of Directors of the Company.

“Code” has the meaning set forth in the recitals above.

“Company” means Mid-America Apartment Communities, Inc., a Tennessee corporation, and any successor to its business and/or assets which assumes and agrees to perform this Agreement by operation of law, or otherwise.

“Compensation Committee” means the compensation committee of the Board.

“Mr. Bolton” means the person identified in the preamble paragraph of this Agreement.

“Multi-Family Residential Business” means the business of acquiring, developing, constructing, owning or operating multi-family residential apartment communities.

“Multi-Family Residential Property” means any real estate upon which the Multi-Family Residential Business is being conducted.

“Original Employment Agreement” has the meaning set forth in the recitals.

“Partnership” means Mid-America Apartments, L.P., a Tennessee limited partnership.

“Permanent Disability” means Mr. Bolton: (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months; or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three months under an accident and health plan covering employees or directors of the Company. Medical determination of Permanent Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering employees or directors of the Company provided that the definition of “disability” applied under such disability insurance program complies with the requirements of the preceding sentence. Upon the request of the Company, Mr. Bolton must submit proof to the Company of the Social Security Administration’s or the provider’s determination.

“Term” has the meaning assigned to it in Section 3 of this Agreement.

“Termination Date” means the date on which the employment of Mr. Bolton is terminated, which date shall be (i) in the case of Mr. Bolton’s Permanent Disability, 30 days after a Termination Notice is given and Mr. Bolton does not return to the full-time performance of his duties within such 30-day period or (ii) in all other instances, the date specified as the Termination Date in the Termination Notice, which date shall not be less than thirty nor more than sixty days from the date the Termination Notice is given.

“Termination of Employment” means the termination of Mr. Bolton’s employment with the Company for reasons other than death or Permanent Disability. Whether a Termination of Employment takes place is determined based on the facts and circumstances surrounding the termination of Mr. Bolton’s employment and whether the Company and Mr. Bolton intended for Mr. Bolton to provide significant services for the Company following such termination.

“Termination Notice” means a written notice of termination of employment by Mr. Bolton or the Company.

“Termination Payment” has the meaning set forth in Section 9(b)(i) of this Agreement.

“Termination With Cause” means the termination of Mr. Bolton’s employment by act of the Board for any of the following reasons:

(i)
Mr. Bolton’s conviction for a felony;

Mr. Bolton’s theft, embezzlement, misappropriation of or intentional infliction of material damage to the Company’s property or business opportunity;

Mr. Bolton’s intentional breach of the noncompetition provisions contained in Section 9 of this Agreement; or

Mr. Bolton’s ongoing willful neglect of or failure to perform his duties hereunder or his ongoing willful failure or refusal to follow any reasonable, unambiguous duly adopted written direction of the Board or any duly constituted committee thereof that is not inconsistent with the description of Mr. Bolton’s duties set forth in Section 2, if such willful neglect or failure is materially damaging or materially detrimental to the business and operations of the Company; provided that Mr. Bolton shall have received written notice of such failure and shall have continued to engage in such failure after 30 days following receipt of such notice from the Board, which notice specifically identifies the manner in which the Board believes that Mr. Bolton has engaged in such failure.

For purposes of this subsection, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by Mr. Bolton not in good faith, and without reasonable belief that such action or omission was in the best interest of the Company. Mr. Bolton shall not be deemed to have been terminated for Cause unless and until there shall have been delivered to Mr. Bolton a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice to Mr. Bolton and an opportunity for Mr. Bolton, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, Mr. Bolton was guilty of misconduct as set forth above, and of continuing such misconduct after notice from the Board.

“Termination Without Cause” means the termination of Mr. Bolton’s employment by the Company for any reason other than Termination With Cause, or termination by the Company due to Mr. Bolton’s death or Permanent Disability.

“Voluntary Termination” means Mr. Bolton’s voluntary termination of his employment hereunder.

Employment; Services. The Company and Mr. Bolton acknowledge and agree that the Original Employment Agreement is hereby terminated by mutual consent and neither the Company nor Mr. Bolton shall have any continuing obligation to the other pursuant to the terms of the Original Employment Agreement. The mutual agreements and covenants contained in this Agreement shall replace and supersede in their entirety the provisions of the Original Employment Agreement. The Company shall employ Mr. Bolton, and Mr. Bolton agrees to be so employed, in the capacity of Executive Chairman of the Board to serve for the Term hereof, subject to earlier termination as hereinafter provided. Mr. Bolton shall devote such amount of his time and attention to the Company’s affairs as are necessary to perform his duties to the Company in his capacity as Executive Chairman of the Board. As Executive Chairman, Mr. Bolton shall serve as a resource to the Chief Executive Officer of the Company in defining the Company’s strategy and serve as a mentor to the Chief Executive Officer in effectively communicating and promoting the Company’s strategy to the Board, the Company’s employees, and the capital markets. In addition, at the request of the Chief Executive Officer and/or the Board of Directors, Mr. Bolton may be called upon to advise and assist with any potential significant strategic corporate events or transactions.

Term; Termination.

The term of Mr. Bolton’s employment hereunder shall begin as of the first date ascribed above and shall end on December 31, 2026 (the “Term”), unless terminated earlier in accordance with the terms of this Agreement. The Termination of this Agreement or Mr. Bolton’s employment by the Company does not require Mr. Bolton to cease being a member of the Board.

Any purported termination of employment by Mr. Bolton or the Company shall be communicated by a Termination Notice. The Termination Notice shall indicate the specific termination provision in this Agreement relied upon and set forth the facts and circumstances claimed to provide a basis for termination. If the party receiving the Termination Notice notifies the other party prior to the Termination Date that a dispute exists concerning the termination, the Termination Date shall be extended until the dispute is finally determined, either by mutual written agreement of the parties or by a final judgment, order or decree of a court of competent jurisdiction. The Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay Mr. Bolton his full compensation in effect when the notice giving rise to the dispute was given and Mr. Bolton shall continue as a participant in all Award Plans and Benefit Plans in which Mr. Bolton participated when the Termination Notice giving rise to the dispute was given, until the dispute is finally resolved in accordance with this subsection. Amounts paid under this subsection are in addition to all other amounts due under this Agreement and shall not be offset against or reduce any other amounts due under this Agreement.

Compensation.

Base Salary. During the Term, the Company shall pay Mr. Bolton for his services a “Base Salary” of (i) the annual equivalent of Eight Hundred Fifty Thousand Dollars ($850,000.00) for remainder of calendar year 2025 and (ii) Seven Hundred Fifty Thousand Dollars ($750,000.00) for calendar year 2026, to be paid in accordance with customary Company policies, such Base Salary being subject to any increases approved by the Compensation Committee or the Board, as the case may be.

Award Plans. During the Term, Mr. Bolton shall also be eligible for additional compensation in the form of Awards and shall be eligible to participate in the Award Plans.

Benefit Plans. During the Term, Mr. Bolton shall be entitled to participate in, and to all rights and benefits provided by, each Benefit Plan, provided that Mr. Bolton is eligible to participate in such plan under the eligibility provisions thereof that are generally applicable to the participants thereof.

Vacation. Mr. Bolton shall be entitled each calendar year to vacation time, during which time his compensation shall be paid in full. The time allotted for such vacation shall be in accordance with the Company’s vacation policies.

Overall Qualification. Nothing in this Agreement shall be construed as preventing the Company from modifying, suspending, discontinuing or terminating any of the Benefit Plans or Award Plans without notice or liability to Mr. Bolton so long as (i) the modification, suspension, discontinuation or termination of any such plan is authorized by and performed in accordance with the specific provisions of such plan and (ii) such modification, suspension, discontinuation or termination is taken generally with respect to all similarly situated employees of the Company and does not single out or discriminate against Mr. Bolton.

Expenses. The Company recognizes that Mr. Bolton will have to incur certain out-of-pocket expenses, including but not limited to travel expenses, related to his services and the Company’s business and the Company agrees to reimburse Mr. Bolton for all reasonable expenses necessarily incurred by him in the performance of his duties upon presentation of a voucher or documentation indicating the amount and business purposes of any such expenses; provided that Mr. Bolton complies with the Company’s policies and procedures regarding business expenses.

Voluntary Termination; Termination With Cause. If (i) Mr. Bolton shall cease being an employee of the Company on account of a Voluntary Termination or (ii) there shall be a Termination With Cause, Mr. Bolton shall not be entitled to any compensation after the Termination Date of such Voluntary Termination or Termination With Cause, except (A) Base Salary and vacation accrued but unpaid on the Termination Date of such event; (B) any vested benefits under the Benefit Plans; and (C) the terms of any Award shall be governed by the terms of the Award and the Award Plan under which it was granted. In the event of a Voluntary Termination or Termination With Cause, Mr. Bolton shall continue to be subject to the noncompetition covenant contained in Section 9.

Death or Permanent Disability. In the event of Mr. Bolton’s death or Permanent Disability, the Company shall continue to pay Mr. Bolton or his heirs, devisees, executors, legatees or personal representatives, as appropriate, the semi-monthly payments of the Base Salary then in effect for the lesser of (i) one year from Mr. Bolton’s death or Termination Date following determination of Permanent Disability, as applicable or (ii) the end of the Term. The Company shall also pay any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Mr. Bolton was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Mr. Bolton for the fiscal year in which Mr. Bolton’s death or Permanent Disability occurred. Any pro rata bonus shall be paid at such time when the Company makes bonus payments to its senior executives. Further, if Mr. Bolton’s employment is terminated due to Mr. Bolton’s Permanent Disability, then (i) within 30 days of Mr. Bolton’s Termination Date the Company shall pay to Mr. Bolton a lump sum in an amount equal to the cost of 12 months of COBRA continuation coverage under the Company’s group health plan and the cost of 12 months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Mr. Bolton was entitled immediately prior to such termination, and (ii) the terms of any Award shall be governed by the terms of the Award and the Award Plan under which it was granted.

Termination Without Cause. The Company may terminate Mr. Bolton for any reason, or no reason at all, at any time, provided that, in the event of a Termination Without Cause, the Company shall provide the compensation and benefits set forth in this Section 8.

Base Salary, Benefit and Award Plans. The Company shall continue to pay Mr. Bolton the semi-monthly payments of the Base Salary then in effect for the shorter of (i) the remainder of the Term or (ii) one year after the Termination Date. The Company shall also pay on the Termination Date any amounts due pursuant to the terms of any Benefit Plans and Award Plans in which Mr. Bolton was a participant, including, without limitation, the pro rata amount of any bonus to be paid to Mr. Bolton for the fiscal year in which Mr. Bolton was terminated. Any pro rata bonus shall be paid at such time when the Company makes bonus payments to its senior executives. Mr. Bolton acknowledges that pursuant to the terms of the Benefit Plans, he is not eligible to continue to participate in the Benefit Plans as a former employee, except as a participant in the medical, dental, and vision plans for which Mr. Bolton was enrolled in at the time of Termination of Employment as provided by the COBRA or by state-law continuation of coverage rules. If the Executive is entitled to COBRA or state-law continuation coverage, then the Company shall provide the Executive with a lump sum payment equal to 12 months of the Company’s monthly contribution to the medical, dental, and vision plans in which the Executive was enrolled in immediately prior to the Termination Date and the cost of 12 months of insurance coverage which is substantially equivalent to the remaining Benefit Plans to which Executive was entitled immediately prior to such termination. The terms of any Award shall be governed by the terms of the Award and the Award Plan under which it was granted.

Legal Fees. The Company shall also pay to Mr. Bolton all legal fees and expenses incurred by Mr. Bolton as a result of a Termination Without Cause (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

Noncompetition. During the Term, Mr. Bolton shall not, other than through the Company or affiliates of the Company, own any interest in any Multi-Family Residential Property (other than Multi-Family Residential Property in which the Company or the Partnership has an ownership interest), as partner, shareholder or otherwise, or engage in the Multi-Family Residential Business, directly or indirectly, for his own account or for the account of others, either as an officer, director, shareholder, owner, partner, promoter, employee, consultant, advisor, agent, manager, or in any other capacity.

Mr. Bolton agrees that damages at law for violation of the restrictive covenant contained herein would not be an adequate or proper remedy to the Company, and that should Mr. Bolton violate or threaten to violate any of the provisions of such covenant, the Company, its successors or assigns, shall be entitled to obtain a temporary or permanent injunction, as appropriate, against Mr. Bolton in any court having jurisdiction over the person and the subject matter, prohibiting any further violation of any such covenants. The parties agree to personal jurisdiction in the courts located in Shelby County, Tennessee, and agree that venue is appropriate in said County. The injunctive relief provided herein shall be in addition to any award of damages, compensatory, exemplary or otherwise, payable by reason of such violation. Mr. Bolton agrees that the Company will be entitled to recover attorney fees and costs incurred as a result of Mr. Bolton’s breach of this Agreement.

Furthermore, Mr. Bolton acknowledges that this Agreement has been negotiated at arms’ length by the parties, neither being under any compulsion to enter into this Agreement, and that the foregoing restrictive covenant does not in any respect inhibit his ability to earn a livelihood in his chosen profession without violating the restrictive covenant contained herein. The Company by these presents has attempted to limit Mr. Bolton’s right to compete only to the extent necessary to protect the Company from unfair competition. The Company recognizes, however, that reasonable people may differ in making such a determination. Consequently, the Company agrees that if the scope or enforceability of the restricted covenant contained herein is in any way disputed at any time, a court or other trier of fact may modify and enforce the covenant to the extent that it believes to be reasonable under the circumstances existing at the time.

Employment Status. The parties acknowledge and agree that Mr. Bolton is an employee of the Company, not an independent contractor. Any payments made to Mr. Bolton by the Company pursuant to this Agreement shall be treated for federal and state payroll tax purposes as payments made to a Company employee, irrespective whether such payments are made subsequent to the Termination Date.

Notices. All notices or deliveries authorized or required pursuant to this Agreement shall be deemed to have been given when in writing and personally delivered or when deposited in the U.S. mail, certified, return receipt requested, postage prepaid, addressed to the parties at the following addresses or to such other addresses as either may designate in writing to the other party:

To the Company:	6815 Poplar Avenue, Ste. 500
Germantown, Tennessee 38138
Attn: General Counsel

To Mr Bolton:	H. Eric Bolton, Jr.
6815 Poplar Avenue, Ste. 500
Germantown, Tennessee 38138

Entire Agreement. This Agreement contains the entire understanding between the parties hereto with respect to the subject matter hereof and shall not be modified in any manner except by instrument in writing signed, by or on behalf of, the parties hereto; provided, however, that any amendment or termination of the covenant of noncompetition in Section 9 must be approved by a majority of the Directors of the Company other than Mr. Bolton, if Mr. Bolton is then a director of the Company. This Agreement shall be binding upon and inure to the benefit of the heirs, successors and assigns of the parties hereto.

Applicable Law. This Agreement shall be governed and construed in accordance with the laws of the State of Tennessee.

Assignment. Mr. Bolton acknowledges that his services are unique and personal. Accordingly, Mr. Bolton may not assign his rights or delegate his duties or obligations under this Agreement, except with respect to certain rights to receive payments as described in Section 7.

Headings. Headings in this Agreement are for convenience only and shall not be used to interpret or construe its provisions.

Successors; Binding Agreement. The Company will require any successor to all or substantially all of the business and/or assets of the Company to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall entitle Mr. Bolton to compensation from the Company in the same amount and on the same terms as Mr. Bolton would be entitled to hereunder. The Company’s rights and obligations under this Agreement shall inure to the benefit of and shall be binding upon the Company’s successors and assigns.

Section 409A.

Anything in this Agreement to the contrary notwithstanding, if at the time of Mr. Bolton’s “separation from service” within the meaning of Section 409A of the Code, the Company determines that Mr. Bolton is a “specified employee” within the meaning of Section 409A(a)(2)(B)(i) of the Code, then to the extent any payment or benefit that Mr. Bolton becomes entitled to under this Agreement on account of Mr. Bolton’s separation from service would be considered deferred compensation subject to the 20 percent additional tax imposed pursuant to Section 409A(a) of the Code as a result of the application of Section 409A(a)(2)(B)(i) of the Code, such payment shall not be payable and such benefit shall not be provided until the date that is the earlier of (A) six months and one day after Mr. Bolton’s separation from service, or (B) Mr. Bolton’s death.

The parties intend that this Agreement will be administered in accordance with Section 409A of the Code. To the extent that any provision of this Agreement is ambiguous as to its compliance with Section 409A of the Code, the provision shall be read in such a manner so that all payments hereunder comply with Section 409A of the Code. The parties agree that this Agreement may be amended, as reasonably requested by either party, and as may be necessary to fully comply with Section 409A of the Code and all related rules and regulations in order to preserve the payments and benefits provided hereunder without additional cost to either party.

All in-kind benefits provided and expenses eligible for reimbursement under this Agreement shall be provided by the Company or incurred by Mr. Bolton during the time periods set forth in this Agreement. All reimbursements shall be paid as soon as administratively practicable, but in no event shall any reimbursement be paid after the last day of the taxable year following the taxable year in which the expense was incurred. The amount of in-kind benefits provided or reimbursable expenses incurred in one taxable year shall not affect the in-kind benefits to be provided or the expenses eligible for reimbursement in any other taxable year. Such right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

To the extent that any payment or benefit described in this Agreement constitutes “non-qualified deferred compensation” under Section 409A of the Code, and to the extent that such payment or benefit is payable upon Mr. Bolton’s termination of employment, then such payments or benefits shall be payable only upon Mr. Bolton’s “separation from service.” The determination of whether and when a separation from service has occurred shall be made in accordance with the presumptions set forth in Treasury Regulation Section 1.409A-1(h).

The Company makes no representation or warranty and shall have no liability to Mr. Bolton or any other person if any provisions of this Agreement are determined to constitute deferred compensation subject to Section 409A of the Code but do not satisfy an exemption from, or the conditions of, such Section.

Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by Mr. Bolton and a duly authorized officer of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law. The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

MID-AMERICA APARTMENT COMMUNITIES, INC.

By: /s/A. Bradley Hill

Name: A. Bradley Hill

Title: President and Chief Executive Officer

MR. BOLTON:

/s/H. Eric Bolton, Jr.

H. Eric Bolton, Jr.